EXHIBIT 99.1

BIOADAPTIVES PRODUCT ROLL-OUT:  LIVESTOCK IMPACT™ EQUINE ALL-IN-ONE™ INTRODUCED AT SHAWNEE SPRING HORSE SALE

Equine feed supplement improves performance/appearance – Great initial reports

Las Vegas, Nevada – June 16, 2020/ /EINPresswire.com/ --  BioAdaptives, Inc. (OTCMkts:  BDPT) rolled out its LiveStock Impact™ Equine All-in-One™ feed supplement at the Spring Horse Sale in Shawnee, Oklahoma on May 29, 2020, through companion animal and livestock Division, Livestock Impact™ and affiliate marketing partner Flying C Bar Ranch.  Performance reports from trainers, breeders and horse owners have been outstanding.

Equine All-in-One™ combines the proven cell regeneration benefits of BioAdaptives® Equine Regen® Plus with additional all-natural supplement formulations containing pulmonary-targeted botanicals. Anti-inflammatory, antioxidant and pain relief natural ingredients are added to provide one comprehensive product to assist in the many facets related to horses’ wellbeing. Certain LiveStock Impact™ Equine All-in-One™ components have been related to the reduction of observed pulmonary hemorrhage in competition horses and the increase of training frequency for better event performance.  Other components have shown great results in enhancing keratin generation, aiding recovery from stress-related laminitis along with improving the appearance of dull, tired coats and manes, as well as hoof growth.

Bruce Colclasure, President of BioAdaptives® LiveStock Impact™ division, a well-known and successful livestock nutritionist, breeder, competitor, winner,  and owner of numerous champion horses commented “This marks the first of a full line of natural, effective and cost-friendly wellness supplements that will complement each livestock nutrition program. Our Equine Regen Plus® has performed with remarkable success in the past six years. We have now expanded this to provide products that are able to nourish every cell in your livestock’s body with supplements from the earth that are minimally processed, mostly plant-based, and naturally packed with essential nutrients and powerful antioxidants that will help livestock look, feel, and perform at their best. We are excited to continue to offer parallel products to promote wellness and performance in companion pets and other shown animals.”

U.S. Equestrian Foundation and American Horse Counsel surveys show approximately 7 million horses and over 6 million owners,  workers and other service providers in the US involved in recreation, racing, and showing.  Equine business has a total annual GDP impact of over $100b and over $38b spent directly on goods and services relating to equine care.  International markets, especially in the Middle East, exceed domestic figures by significant amounts.  Our target market is well-defined and exceptionally resistant to economic downturns.  True horse people take care of their animals regardless of what is going on elsewhere.

BioAdaptives’ CEO and Chief Investigator, Dr. Edward E. Jacobs Jr, M.D., reported, “We will be posting testimonials and photos from our pre-release test groups in the next several weeks, but some of the initial reports are simply outstanding.  Owners report their veterinarians have cleared horses with known bleeding problems for workouts without the need for standard precautions.  Trainers tell us that their competitors are calmer and more manageable, which reduces stall injuries.  And horse owners have reported accelerated  regrowth of damaged hooves and renewed luster in coats and manes.”

About BioAdaptives, Inc.

BioAdaptives, Inc. manufactures and distributes natural plant- and algal-based products that improve health and wellness for humans and animals, with an emphasis on pain relief and anti-aging properties. The Company’s current products include dietary supplements for humans developed with our knowledge of natural foods and proprietary methods of optimizing the bioelectromagnetic availability of nutrients in foods and beverages. These products are designed to aid memory, cognition, and focus; assist in sleep and fatigue reduction; provide pain relief and healing; and improve overall emotional and physical wellness.  The science behind our products has proven to be effective for performance enhancement and pain relief for horses and dogs as well as providing improvements in appearance and we have developed products to utilize these advances.  Our current product line, which are not intended to diagnose, prevent, cure or treat any disease, includes PrimaLungs®, PrimiCell® and PluriPain™ for humans and Canine Regen® for dogs and LiveStock Impact™ Equine All-In-One™ for horses.

BioAdaptives’ common shares trade in the OTC market under the symbol BDPT.  It has over 2,000 current shareholders.

Additional information can be found at www.shopbioadaptives.com or in its SEC filings at https://www.sec.gov/cgi-bin/browse-edgar?company=bioadaptives&owner=exclude&action=getcompany

Safe Harbor Statement

This press release contains information that constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, trends, analysis, and other information contained in this press release including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions of opinion, constitute forward-looking statements. Any such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from any future results described within the forward-looking statements. Risk factors that could contribute to such differences include those matters more fully disclosed in the Company's reports filed with the Securities and Exchange Commission. The forward-looking information provided herein represents the Company's estimates as of the date of the press release, and subsequent events and developments may cause the Company's estimates to change. The Company specifically disclaims any obligation to update the forward-looking information in the future. Therefore, this forward-looking information should not be relied upon as representing the Company's estimates of its future financial performance as of any date subsequent to the date of this press release

Ticker: OTCBB:BDPT / OTC:BDPT / OP: BDPT

Media Contact:

Robert W. Ellis

President, BioAdaptives, Inc

702-659-8829 EXT 703

Email: info@bioadaptives.com